Exhibit 10.5

SERVICES AGREEMENT

SERVICES AGREEMENT, dated as of May 1, 2013, by and between Cherry Hill Mortgage Management LLC, a Delaware limited liability company (the “Manager”), and Freedom Mortgage Corporation, a New Jersey corporation ( “FMC”).

WHEREAS, the Manager has entered into a management agreement, dated as of April 22, 2013 (as such agreement may be amended from the to time, the ‘‘Management Agreement”), by and between Cherry Hill Mortgage Investment Corporation (the “Company”) and the Manager; and

WHEREAS, FMC desires to provide such services, including personnel, services and resources, to the Manager as shall be necessary to enable the Manager to perform its duties under the Management Agreement.

NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Provide Services. FMC agrees to provide the Manager with such personnel, services and resources, and to take all other commercially reasonable actions, as shall be necessary or advisable to enable the Manager to perform all of its duties, obligations and agreements under the Management Agreement.

2. Third Party Beneficiary. FMC and the Manager each understands and agrees that the provisions of Section 1 of this Agreement are for the direct benefit of the Company, and each of them hereby designates the Company as a named third party beneficiary of this Agreement. FMC acknowledges and agrees that the Company shall have, as a non-exclusive remedy, a direct right of action against FMC in the event of any breach by the Manager of any of its duties, obligations or agreements under the Management Agreement that arise out of or result from any breach by FMC of its obligations hereunder.

3. Term. The term of this Agreement is one year from the closing date for the initial public offering of the common stock of the Company subject to renewal for successive annual periods by agreement of the Manager and FMC. In addition, this Agreement will terminate upon the termination of the Management Agreement.

4. Fees. As consideration for the performance by FMC of its duties and obligations under this Agreement, the Manager shall pay FMC a fee of $500,000 per year. Such fee shall begin to accrue on the closing date for the initial public offering of the common stock of the Company and shall be payable by the Manager to FMC in cash quarterly in arrears within ten (10) days after receipt by the Manager of the Quarterly Management Fee Amount, as defined in the Management Agreement. The amount payable quarterly shall be pro rated for any period during which this Agreement is in effect of less than a full quarter.

5. Assignments. This Agreement may not be assigned by any party hereto, in whole or in part, and shall terminate automatically in the event of any such assignment, unless such assignment is consented to in writing by the other party; provided, however, that FMC may delegate to one or more of its affiliates other than the Manager performance of any of FMC’s responsibilities hereunder so long as FMCremains liable for any such affiliate’s performance,

6. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to such state’s laws and principles regarding the conflict of interest laws (other than Section 5-1401 of the General Obligations Law of the State of New York).

7. Counterparts. This Agreement may be executed and delivered by the parties to this Agreement on any number of separate counterparts (including telecopy or email transmission of scanned image), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

10. Amendments. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CHERRY HILL MORTGAGE MANAGEMENT LLC

By:	/s/ Martine Levine
Name:	Martine Levine
Title:	Chief Financial Officer

FREEDOM MORTGAGE CORPORATION

By:	/s/ Stanley C. Middleman
Name:	Stanley C. Middleman
Title:	President and Chief Executive Officer